EXHIBIT 10.1

MERGER AGREEMENT

Among

ISRAEL GROWTH PARTNERS ACQUISITION CORP.,

MACAU RESOURCES GROUP LIMITED

and

THE MEMBERS OF MACAU RESOURCES GROUP

August 28, 2012

Table of Contents

Article I MERGER		1
1.1	The Merger	1
1.2	Effective Time	2
1.3	Effect of the Merger	2
1.4	Memorandum and Articles of Association	2
1.5	Directors and Officers	2
1.6	Effect on Capital Stock and Stock Rights	2
1.7	Adjustments to Conversion Ratio	3
1.8	Exchange Procedures	3
1.9	Stock Transfer Books	5
1.10	Dissenting Shares	5
1.11	The Closing	5
1.12	Further Assurances; Post-Closing Cooperation	5
1.13	Section 368 Reorganization	6
1.14	Shareholder Representative.	6
1.15	Sale Restriction.	7
Article II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE COMPANY		7
2.1	Organization and Qualification.	8
2.2	Subsidiaries and Gaming Promoter	8
2.3	Capitalization.	9
2.4	Authority Relative to this Agreement	10
2.5	No Conflict; Required Filings and Consents.	10
2.6	Compliance	10
2.7	Financial Statements.	10
2.8	No Undisclosed Liabilities	11
2.9	Absence of Certain Changes or Events	12
2.10	Litigation	12
2.11	Labor Matters	12
2.12	Restrictions on Business Activities	12
2.13	Title to Property	13
2.14	Brokers; Third Party Expenses	13
2.15	Agreements, Contracts and Commitments.	13
2.16	Insurance	14
2.17	Governmental Actions/Filings.	14
2.18	Interested Party Transactions	14
2.19	No Illegal or Improper Transactions	15
2.20	No United States Operations or Assets	15
2.21	No Gaming Interests	15
2.22	Representations and Warranties Complete	15
Article III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		15
3.1	Organization and Qualification	15
3.2	Subsidiaries	16
3.3	Capitalization.	16
3.4	Authority Relative to this Agreement	17

3.5	No Conflict; Required Filings and Consents.	17
3.6	SEC Filings	17
3.7	Brokers	18
3.8	IGPAC Stock Listing	18
3.9	Representations and Warranties Complete	18
Article IV CONDUCT PRIOR TO THE CLOSING DATE		18
4.1	Conduct of Business by the Company and IGPAC	18
4.2	No Transfer of Company Stock	19
Article V ADDITIONAL AGREEMENTS		19
5.1	SEC Filings.	19
5.2	Public Disclosure	20
5.3	Required Information	21
5.4	Confidentiality; Access to Information.	21
5.5	Reasonable Best Efforts	22
5.6	No Securities Transactions	22
5.7	Disclosure of Certain Matters	22
5.8	Access to Financial Information	22
5.9	IGPAC Borrowings	23
5.10	Audit and Review Rights	23
Article VI CONDITIONS TO THE TRANSACTION		23
6.1	Conditions to Obligations of Each Party	23
6.2	Additional Conditions to Obligations of the Company and the Shareholders	23
6.3	Additional Conditions to the Obligations of IGPAC	24
Article VII TERMINATION		25
7.1	Termination	25
7.2	Notice of Termination; Effect of Termination	27
7.3	Fees and Expenses	27
Article VIII DEFINED TERMS; INTERPRETATION		27
8.1	Defined Terms	27
8.2	Other Terms	28
8.3	Interpretation	30
Article IX GENERAL PROVISIONS		30
9.1	Notices	30
9.2	Counterparts; Facsimile Signatures	31
9.3	Entire Agreement; Third Party Beneficiaries	31
9.4	Severability	32
9.5	Other Remedies; Specific Performance	32
9.6	Governing Law; Jurisdiction	32
9.7	Rules of Construction	32
9.8	Assignment	32
9.9	Amendment	32
9.10	Extension; Waiver	32
9.11	Waiver of Jury Trial	33
9.12	Currency	33

MERGER AGREEMENT

This MERGER AGREEMENT (“Agreement”) is entered into as of August 28, 2012, among Israel Growth Partners Acquisition Corp., a Delaware corporation (“IGPAC”), Macau Resources Group Limited (formerly known as “Speedy Cosmo Limited”), a British Virgin Islands corporation (the “Company”), and the members of the Company (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used and not otherwise defined in this Agreement shall have the meanings given to them in Article IX hereof.

RECITALS:

A.           The respective boards of directors of IGPAC and the Company have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its stockholders or members, as applicable;

B.           Pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, IGPAC, in accordance with the Delaware General Corporation Law (the "DGCL") and the BVI Business Companies Act, 2004 (as amended) (the “BVI BCA”), will merge with and into the Company, with the Company as the surviving corporation (the "Merger");

C.           Holders of a majority of all of the outstanding shares of common stock of IGPAC have adopted and approved this Agreement and the Merger based on the recommendation of the board of directors of IGPAC that this Agreement and the Merger are advisable and in the best interests of its shareholders; and

D.           The Shareholders, holders of all the outstanding capital stock of the Company, have adopted and approved this Agreement and the Merger based on the recommendation of the board of directors of the Company that this Agreement and the Merger are desirable and in the best interests of its members.

IT IS AGREED:

Article I

MERGER

1.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 252 of the DGCL and the applicable provisions of the BVI BCA, IGPAC shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of IGPAC shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The effects and consequences of the Merger shall be as set forth in this Agreement, the DGCL and the BVI BCA.

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1.2           Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties hereto shall duly prepare, execute and file with respect to the Merger (a) a certificate of merger (the "Certificate of Merger") complying with Section 252(c) of the DGCL with the Secretary of State of the State of Delaware and (b) articles of merger (“Articles of Merger”) complying with the applicable provisions of the BVI BCA with the Registrar of Corporate Affairs in the British Virgin Islands, in accordance with the applicable provisions of the DGCL and the BVI BCA. The Merger shall become effective upon the filing of the Certificate of Merger and the Articles of Merger, or such later time as specified in the Certificate of Merger and the Articles of Merger (as applicable, the "Effective Time").

1.3           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles of Merger and the applicable provisions of the DGCL and the BVI BCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of IGPAC and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of IGPAC and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           Memorandum and Articles of Association. At the Effective Time, the Certificate of Incorporation and Bylaws of IGPAC, as in effect immediately prior to the Effective Time, shall cease and the Memorandum and Articles of Association (the “MOA”) of the Company, as in effect immediately prior to the Effective Time, shall be the MOA of the Surviving Corporation.

1.5           Directors and Officers. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6           Effect on Capital Stock and Stock Rights. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the outstanding capital of IGPAC or the Company:

(a)          Each share of common stock of IGPAC, par value $0.0001 per share ("IGPAC Common Stock"), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall be converted into the right to receive 0.05 validly issued, fully paid and non-assessable ordinary shares ("Surviving Corporation Ordinary Shares") of the Surviving Corporation (the “Conversion Ratio”), subject to any adjustments made pursuant to Section 1.7.

(b)          Each share of IGPAC Common Stock that is owned by the Company or IGPAC (as treasury stock or otherwise) will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

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(c)          Each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time shall remain outstanding following the consummation of the Merger.

(d)          Each right to purchase IGPAC Common Stock (the “IGPAC Stock Rights”), including outstanding warrants, shall be converted into one substantially equivalent warrant or other right to purchase Surviving Corporation Ordinary Shares (“Surviving Corporation Stock Rights”). The IGPAC Stock Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the rights to purchase IGPAC Common Stock shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the rights to purchase IGPAC Stock Rights which are outstanding immediately prior to the Effective Time, except that (i) each of the Surviving Corporation Stock Rights will be exercisable for that number of whole shares of Surviving Corporation Ordinary Shares equal to the product of the number of shares of IGPAC Common Stock that were issuable upon exercise of such warrant or other right immediately prior to the Effective Time multiplied by the Conversion Ratio then in effect and rounded down to the nearest whole number of shares of Surviving Corporation Ordinary Shares, and (ii) the per share exercise price for the shares of Surviving Corporation Ordinary Shares issuable upon exercise of such IGPAC Stock Rights will be equal to the quotient determined by dividing the exercise price per share of IGPAC Common Stock at which each such warrant or other right was exercisable immediately prior to the Effective Time by the Conversion Ratio then in effect, rounded down to the nearest whole cent. At or prior to the Effective Time, the Surviving Corporation shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Surviving Corporation Stock Rights remain outstanding, a sufficient number of shares of Surviving Corporation Ordinary Shares for delivery upon the exercise of such Surviving Corporation Stock Rights.

1.7           Adjustments to Conversion Ratio. Other than in connection with increasing by stock split or stock dividend the 100 outstanding ordinary shares of the Company to 14,295,836 outstanding shares, the Conversion Ratio shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Surviving Corporation Ordinary Shares or IGPAC Common Stock), reorganization, recapitalization or other like change with respect to Surviving Corporation Ordinary Shares or IGPAC Common Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of IGPAC Common Stock and Surviving Corporation Ordinary Shares the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

1.8           Exchange Procedures

(a)          At or prior to the Effective Time, the Company shall deposit with an exchange agent reasonably satisfactory to the Company and IGPAC (the “Exchange Agent”), in trust for the benefit of holders of shares of IGPAC Common Stock, for exchange in accordance with Section 1.6(a), certificates representing the number of Surviving Corporation Ordinary Shares sufficient to deliver, and the Company shall instruct the Exchange Agent to timely deliver, the aggregate number of Surviving Corporation Ordinary Shares issuable in the Merger to holders of shares of IGPAC Common Stock (the “Exchange Fund”).

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(b)          As promptly as practicable after the Effective Time, the Exchange Agent will send to each record holder of IGPAC Common Stock, other than any Dissenter, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the IGPAC Common Stock shall pass, only upon delivery of the certificate(s) representing shares of IGPAC Common Stock to the Exchange Agent and shall be in a form and have such other provisions as are reasonably satisfactory to the Company and IGPAC) and (ii) instructions for use in effecting the surrender of shares of IGPAC Common Stock in exchange for Surviving Corporation Ordinary Shares. As soon as reasonably practicable after the Effective Time, each holder of IGPAC Common Stock, upon surrender thereof to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the full number of Surviving Corporation Ordinary Shares into which the aggregate number of such shares of IGPAC Common Stock shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such shares of IGPAC Common Stock upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of IGPAC Common Stock which is not registered in the transfer records of IGPAC, Surviving Corporation Ordinary Shares may be issued with respect to such IGPAC Common Stock to such a transferee only if the certificate(s) representing such shares of IGPAC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c)          All Surviving Corporation Ordinary Shares issued upon conversion of shares of IGPAC Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of IGPAC Common Stock.

(d)          No certificates or scrip representing less than one Surviving Corporation Ordinary Share shall be issued upon the surrender for exchange of shares of IGPAC Common Stock pursuant hereto. Any fractional shares that would otherwise be issuable pursuant hereto shall be rounded up to the nearest whole number.

(e)          Any portion of the Exchange Fund which remains undistributed to the holders of shares of IGPAC Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of shares of IGPAC Common Stock who have not theretofore complied with this Section 1.8 shall thereafter look only to the Surviving Corporation for the Surviving Corporation Ordinary Shares with respect to the shares of IGPAC Common Stock formerly represented thereby to which such holders are entitled pursuant hereto.

(f)          None of IGPAC, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

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 (g)          If any certificate representing shares of IGPAC Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Surviving Corporation Ordinary Shares with respect to the shares of IGPAC Common Stock formerly represented thereby pursuant to this Agreement.

1.9           Stock Transfer Books. At the close of business, New York time, on the Closing Date, the stock transfer books of IGPAC shall be closed and there shall be no further registration of transfers of shares of IGPAC Common Stock or Stock Rights thereafter on the records of IGPAC. From and after the Effective Time, the holders of certificates representing IGPAC Common Stock shall cease to have any rights with respect to such shares of IGPAC Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any such certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be converted into the Surviving Corporation Ordinary Shares with respect to the shares of IGPAC Common Stock formerly represented thereby.

1.10         Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of IGPAC Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares of Company Common Stock in accordance with Section 262 of the DGCL (such shares being referred to collectively as the "Dissenting Shares" and any such holder being referred to as a “Dissenter” until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive Surviving Corporation Ordinary shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive Surviving Corporation Ordinary Shares in accordance with Section 1.6(a), without interest thereon, upon surrender of the certificate(s) formerly representing such shares pursuant to Section 1.8.

1.11         The Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., local time, on the third Business Day after the date on which the last of the conditions to Closing set forth in Article VI is fulfilled, at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia 22102, or at such other time, date or place as the Parties may agree upon in writing. The date on which the Closing takes place is referred to herein as the “Closing Date.”

1.12         Further Assurances; Post-Closing Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other documents relating to the transactions contemplated by this Agreement to which it is a party.

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1.13         Section 368 Reorganization. For U.S. federal income tax purposes, the Merger is intended to constitute a ‘‘reorganization’’ within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties to this Agreement (a) hereby adopt this Agreement as a ‘‘plan of reorganization’’ within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (c) shall file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own taxes, including any adverse tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

1.14         Shareholder Representative.

 (a)          The Shareholders hereby designate Chung Long Jin as the sole and exclusive representative of the Shareholders (the “Shareholder Representative”) from and after the date hereof with respect to all matters arising under this Agreement with full powers of substitution to act in the name, place and stead of the Shareholders with respect to the performance on behalf of the Shareholders under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Shareholder Representative shall deem necessary or appropriate in connection with any of the transactions contemplated by this Agreement.

  (b)          The appointment of the Shareholder Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person (including IGPAC) may conclusively and absolutely rely, without inquiry, upon any actions of the Shareholder Representative as the acts of the Shareholders in all matters referred to in this Agreement. The Shareholders, by execution of this Agreement, hereby ratify and confirm all that the Shareholder Representative shall do or cause to be done by virtue of the Shareholder Representative’s appointment as attorney-in-fact and agent of the Shareholders and, as such, shall have full power and authority, among other things, to enter into any amendment of this Agreement (or waive any rights or obligations hereunder) in the name and on behalf of Shareholders as the Shareholder Representative. The Shareholder Representative shall act for the Shareholders on all of the matters set forth in this Agreement in such manner as the Shareholder Representative believes to be in the best interest of the Shareholders as a whole, but the Shareholder Representative shall not be responsible to any Shareholder for any loss or damage any Shareholder may suffer by reason of the performance by the Shareholder Representative of such Shareholder Representative’s duties under this Agreement, other than loss or damage arising from fraud, willful misconduct or bad faith in the performance of such Shareholder Representative’s duties under this Agreement.

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(c)          The Shareholder Representative is authorized to act on behalf of the Shareholders notwithstanding any dispute or disagreement among the Shareholders, and any Person shall be entitled to rely on any and all action taken by the Shareholder Representative under this Agreement without liability to, or obligation to inquire of, the Shareholders. If Chung Long Jin ceases to function in such capacity for any reason whatsoever, or is unable, due to incapacity or otherwise, to serve as the Shareholder Representative, then the Shareholders shall select a successor Shareholder Representative reasonably satisfactory to IGPAC; provided, however, that IGPAC shall be provided at least ten days’ prior written notice of the selection of a successor; provided further however, that if for any reason no successor has been appointed within ten days, then any of the Shareholders shall have the right to petition a court of competent jurisdiction for appointment of a successor Shareholder Representative. Each successor Shareholder Representative, if required to serve, shall sign an acknowledgment in writing agreeing to perform and be bound by all of the provisions of this Agreement applicable to the Shareholder Representative. Each successor Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative and the term “Shareholder Representative” as used herein shall be deemed to include any successor Shareholder Representative.

1.15        Sale Restriction.

(a)          During the one-year period beginning on the Closing Date, no Shareholder shall sell, assign or otherwise transfer any shares of the Surviving Corporation’s Stock.

(b)          Certificates representing the Surviving Corporation’s Stock held by the Shareholders shall bear a prominent legend to the effect of the provisions of this Section 1.15.

Article II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERs AND THE COMPANY

Subject to the exceptions set forth in the disclosure schedule of the Company attached hereto (the “Company Schedule”), the Shareholders and the Company, jointly and severally, hereby represent and warrant to IGPAC as follows:

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2.1           Organization and Qualification.

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the memorandum of association and articles of association (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to IGPAC. The Company is not in violation of any of the provisions of its Charter Documents.

(b)          The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Section 2.1 of the Company Schedule.

(c)          The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and member (“Corporate Records”) since the date of the Company’s inception. Copies of such Corporate Records of the Company have been heretofore delivered to IGPAC.

(d)          The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s organization. Copies of such records of the Company have been heretofore delivered to IGPAC.

2.2           Subsidiaries and Gaming Promoter. The Company has no direct or indirect subsidiaries or participations in joint ventures. Except in reference to the Hung Lei VIP Room as referenced below, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. On February 1, 2012, the Company entered into an agreement to acquire the right to 100% of the profit derived by the Hung Lei VIP Room from the promotion of the Hung Lei VIP Room at the Galaxy Casino in Macau. Current Macau laws do not allow non-Macau companies, such as the Company, to directly operate a gaming promotion business in Macau. The profit interest agreement allows for the Company to exercise effective control and receive substantially all of the economic benefits from the operation of the Hung Lei VIP Room. The major Shareholder of the Company, Chung Long Jin (“Mr. Chung”), has a valid, enforceable agreement pursuant to which Mr. Chung receives revenues from operating the Hung Lei VIP Room” at the Galaxy Casino, (Mr. Chung, in such capacity, the “Gaming Promoter,”). Mr. Chung has irrevocably assigned to the Company all of his right, title and interest in and to 100% of the profits earned by Mr. Chung as a Gaming Promoter. The Gaming Promoter has all necessary Approvals to operate its business, none of which Approvals will expire prior to December 31, 2012.

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2.3          Capitalization.

(a)          The authorized capital stock of the Company consists of an unlimited number of ordinary shares, no par value per share, and 1,000,000 shares each of Class A preferred shares, Class B preferred shares, Class C preferred shares, Class D preferred shares and Class E preferred shares, each no par value per share (collectively, the “Company Stock”), of which, after providing for the division of the 100 ordinary shares initially issued into 14,295,836 shares which will occur immediately prior to the Effective Time, such latter number of shares will be issued and outstanding, all of which will be validly issued, fully paid and nonassessable.

(b)          No shares of Company Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Stock granted to employees of the Company or other parties, and no shares of Company Stock are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase Company Stock. All outstanding shares of Company Stock have been issued and granted in compliance with all applicable securities laws and other applicable laws and regulations.

(c)          There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)          There are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound with respect to any equity security of any class of the Company.

(e)          No outstanding shares of Company Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company or any Shareholder.

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2.4           Authority Relative to this Agreement. Each of the Company and each Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company and the Shareholders of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company and the Shareholders (including the approval by the Company’s board of directors and shareholders), and no other proceedings on the part of the Company or any Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to any applicable laws. This Agreement has been duly and validly executed and delivered by the Company and each Shareholder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5           No Conflict; Required Filings and Consents.

 (a)          The execution and delivery of this Agreement by the Company and the Shareholders do not, and the performance of this Agreement by the Company and the Shareholders shall not (i) conflict with or violate the Charter Documents or any Legal Requirements, (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts, or (iii) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract.

 (b)          The execution and delivery of this Agreement by the Company and the Shareholders does not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors, except for applicable requirements, if any, of IGPAC under the Exchange Act and the rules and regulations thereunder.

2.6           Compliance. The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. No written notice of non-compliance with any Legal Requirements has been received by the Company (and neither the Company nor any Shareholder has any knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract.

2.7           Financial Statements.

(a)          The Gaming Promoter and the Company, respectively, have delivered to IGPAC (i) in reference to the Hung Lei VIP Room, (A) its audited balance sheet as of December 31, 2011 and the related statements of income, equity and cash flows for the fiscal year then ended (the “Annual Financial Statements”), and (B) its unaudited balance sheet as of March 31, 2012 (the “Current Balance Sheet”), and the related statements of income, equity and cash flow for the three-month period then ended (collectively, the “Current Financial Statements”) and (ii) in reference to the Company, (A) its audited balance sheet as of December 31, 2011, and the related statements of income, equity and cash flows for the fiscal period then ended then ended (“Company Statements”) The Annual Financial Statements and the Current Financial Statements (collectively, the “Financial Statements”) along with the Company Statements have been prepared in accordance with GAAP applied consistently with past practices, except that the Current Financial Statements exclude all footnotes and are subject to normal year-end adjustments (which, individually and in the aggregate, shall not be material in amount).

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(b)     The Financial Statements and Company Statements have been prepared in accordance with the rules and regulations of any applicable Governmental Entity and with generally accepted accounting principals (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Company and the Hung Lei VIP Room, at the respective dates thereof and the results of the Hung Lei VIP Room’s operations and cash flows for the periods indicated.

(c)     The books of account and other similar books and records of the Company and the Gaming Promoter have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein which have not been so set forth.

(d)     The accounts and notes receivable of the Company and the Gaming Promoter as reflected in their respective balance sheets (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not to the Company’s knowledge subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

2.8           No Undisclosed Liabilities. Neither the Company nor the Gaming Promoter has any liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the Financial Statements and Company Statement or in the notes to the Financial Statements and Company Statement, and (ii) such liabilities arising in the ordinary course of the business since March 31, 2012, none of which would reasonably be expected to have a Material Adverse Effect on the Company.

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2.9           Absence of Certain Changes or Events. Since December 31, 2011, there has not been: (i) any Material Adverse Effect on the Company or the Gaming Promoter, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) other than employment agreements described in Schedule 2.9, any granting by the Company or the Gaming Promoter of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or the Gaming Promoter of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or the Gaming Promoter of any increase in severance or termination pay or any entry by the Company or the Gaming Promoter into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company or the Gaming Promoter in their respective accounting methods, principles or practices, (vii) any change in the auditors of the Company or the Gaming Promoter, (viii) any issuance of capital stock of the Company other than in connection with the issuance of its initial 100 shares, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10         Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or the Gaming Promoter before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

2.11         Labor Matters. Neither the Company nor the Gaming Promoter is a party to any collective bargaining agreement or other labor union contract and the Company does not know of any activities or proceedings of any labor union or other labor organization to organize any such employees. Neither the Company nor the Gaming Promoter is the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization.

2.12         Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or the Gaming Promoter or their respective assets or to which the Company or the Gaming Promoter is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or the Gaming Promoter, any acquisition of property by the Company or the conduct of business by the Company or the Gaming Promoter as currently conducted or as currently planned to be conducted.

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2.13        Title to Property.

(a)          Neither the Company nor the Gaming Promoter owns any real property or has any leases or other interests in any real property.

(b)          Each of the Company and each Gaming Promoter has good and marketable title to the personal property and other assets owned by it, and all such personal property (“Personal Property”) is held free and clear of all Liens.

(c)          Each of the Company and each Gaming Promoter is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required for the conduct of its business as currently conducted and as currently planned to be conducted.

2.14        Brokers; Third Party Expenses. Neither the Company nor any Shareholder has incurred, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.15        Agreements, Contracts and Commitments.

(a)          Section 2.15 of the Company Schedule sets forth a complete and accurate list of all Company Contracts, specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which the Company or the Gaming Promoter is a party or by or to which any of the properties or assets of the Company or the Gaming Promoter may be bound, subject or affected (including without limitation notes or other instruments payable to the Company).

(b)          Each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). To the knowledge of the Company, no other party to a Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Company Contracts and offers and proposals, which, if accepted, would constitute Company Contracts (or written summaries in the case of oral Company Contracts or oral offers and proposals, which if accepted, would constitute Company Contracts), and of all outstanding offers and proposals of the Company have been heretofore delivered to IGPAC.

(c)          Neither the Company or the Gaming Promoter nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event.

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2.16        Insurance. The insurances policies maintained by the Gaming Promoter for the benefit of the Hung Lei VIP Room are adequate in amount and scope for the Company’s and the Gaming Promoter’s business and operations, including any insurance required to be maintained by Company Contracts.

2.17        Governmental Actions/Filings.

(a)          The Gaming Promoter has been granted and hold, and has made, all Governmental Actions/Filings necessary to the conduct by the Gaming Promoter of his business (as presently conducted and as presently proposed to be conducted) or used or held for use by Gaming Promoter, and true, complete and correct copies of which have heretofore been delivered to IGPAC. Each such Governmental Action/Filing is in full force and effect and will not expire prior to December 31, 2012 and the Company and the Gaming Promoter is in compliance with all of his obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

(b)          No Governmental Action/Filing is necessary to be obtained, secured or made by the Company or the Gaming Promoter to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

(c)          For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.18        Interested Party Transactions. Neither any Shareholder nor any employee, officer or director of the Company or the Gaming Promoter or a member of his or her immediate family is indebted to the Company or the Gaming Promoter, nor is the Company or the gaming Promoter indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered and (ii) reimbursement for reasonable expenses incurred on behalf of the Company or the Gaming Promoter. To the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company or the Gaming Promoter is affiliated or with whom the Company or the Gaming Promoter has a contractual relationship, or in any Person that competes with the Company other than ownership of less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. To the knowledge of the Company, neither any Shareholder nor any officer, director or other Affiliate of any Shareholder is, directly or indirectly, interested in any Company Contract (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

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2.19        No Illegal or Improper Transactions. Neither the Company, the Gaming Promoter, any Shareholder, or any officer, director, employee, agent or Affiliate of the Company, has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or an Gaming Promoter, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law. To the knowledge of the Company, no employee of the Company or the Gaming Promoter has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

2.20        No United States Operations or Assets. Neither the Company nor the Gaming Promoter conducts any operations in the United States, its territories or possessions or has any assets located therein. Neither the Company nor the Gaming Promoter is subject to any United States federal, state, territorial or local taxes as in effect on the date of this Agreement.

2.21        No Gaming Interests. No Shareholder or executive officer of the Company has any interest of any nature in any business engaged in gaming or junket operations other than through his, her or its employment or shareholding relationship with the Company.

2.22        Representations and Warranties Complete. The representations and warranties of the Company and the Shareholders included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

Article III

 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

IGPAC represents and warrants to, and covenants with, the Shareholder and the Company, as follows:

3.1          Organization and Qualification

(a)          As of the date of this Agreement, IGPAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by IGPAC to be conducted. IGPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by IGPAC to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IGPAC. Complete and correct copies of the Charter Documents of IGPAC, as amended and currently in effect, have been filed as exhibits to IGPAC SEC Reports. IGPAC is not in violation of any of the provisions of IGPAC’s Charter Documents.

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(b)          IGPAC is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IGPAC.

3.2          Subsidiaries. IGPAC has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and IGPAC has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3          Capitalization.

(a)          As of the date of this Agreement, the authorized and issued capital stock of IGPAC is as set forth in IGPAC SEC Reports.

(b)          Except as set forth in IGPAC SEC Reports, (i) no shares of IGPAC Stock are reserved for issuance upon the exercise of outstanding options to purchase IGPAC Stock granted to employees of IGPAC or other parties (the “IGPAC Stock Options”) and there are no outstanding IGPAC Stock Options; (ii) no shares of IGPAC Stock or IGPAC Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase IGPAC Stock or IGPAC Preferred Stock (the “IGPAC Warrants”) and there are no outstanding IGPAC Warrants; and (iii) no shares of IGPAC Stock are reserved for issuance upon the conversion of or any outstanding convertible notes, debentures or securities (the “IGPAC Convertible Securities”). All outstanding shares of IGPAC Stock and all outstanding IGPAC Warrants have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable laws and regulations.

(c)          Except as contemplated by this Agreement or IGPAC SEC Reports, there are no registrations rights, and there is no voting trust, proxy, rights plan, agreement to repurchase or redeem, anti-takeover plan or other agreements or understandings to which IGPAC is a party or by which IGPAC is bound with respect to any equity security of IGPAC.

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3.4          Authority Relative to this Agreement. IGPAC has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that IGPAC has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out IGPAC’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by IGPAC of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of IGPAC (including the approval by its Board of Directors), and no other corporate proceedings on the part of IGPAC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by IGPAC and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of IGPAC, enforceable against IGPAC in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5          No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by IGPAC do not, and the performance of this Agreement by IGPAC shall not: (i) conflict with or violate IGPAC’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair IGPAC’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of IGPAC pursuant to, any IGPAC Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on IGPAC.

(b)          The execution and delivery of this Agreement by IGPAC do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which IGPAC is qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IGPAC, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6          SEC Filings. IGPAC has made available to the Company and the Shareholders a correct and complete copy of each report filed by IGPAC (the “IGPAC SEC Reports”) with the U.S. Securities and Exchange Commission (the “SEC”), which are all the forms, reports and documents required to be filed by IGPAC with the SEC prior to the date of this Agreement. All IGPAC SEC Reports required to be filed by IGPAC in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates IGPAC SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IGPAC SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, IGPAC makes no representation or warranty whatsoever concerning any IGPAC SEC Report as of any time other than the date or period with respect to which it was filed.

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3.7          Brokers. IGPAC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.8          IGPAC Stock Listing. IGPAC Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to IGPAC’s knowledge, threatened against IGPAC by the OTC BB or the Financial Industry Regulation Authority (“FINRA”) with respect to any intention by such entities to prohibit or terminate such quotation.

3.9          Representations and Warranties Complete. The representations and warranties of IGPAC included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

Article IV

CONDUCT PRIOR TO THE CLOSING DATE

4.1          Conduct of Business by the Company and IGPAC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, the Gaming Promoter and IGPAC shall, except to the extent that the other parties shall otherwise consent in writing, carry on their business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of IGPAC, with respect to consents given to actions of the Company, and the Company , with respect to consents given to actions of IGPAC, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and IGPAC shall not do any of the following:

(a)          Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or IGPAC, as applicable;

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(b)          Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(c)          Amend its Charter Documents;

(d)          Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of IGPAC or the Company, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services; or

(e)          Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (d) above.

4.2          No Transfer of Company Stock. Between the date hereof and the Closing Date, no Shareholder shall, without the written consent of IGPAC, sell, hypothecate or otherwise transfer any shares of Company Stock or any interest therein.

Article V

ADDITIONAL AGREEMENTS

5.1          SEC Filings.

(a)          As soon as is reasonably practicable after receipt by IGPAC from the Company of all financial and other information relating to the Company as IGPAC may reasonably request for its preparation, IGPAC and the Company shall prepare and file with the SEC a Registration Statement on Form S-4 or Form F-4, as appropriate (the “Registration Statement”), of the Surviving Corporation, which Registration Statement shall include an information statement/prospectus (the “Information Statement/Prospectus”), and each party shall cooperate with the other parties in the preparation of, and will provide the other party with all information within such party’s control that is required to be included in, the foregoing documents. Each of the parties shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Registration Statement to be declared effective by the SEC and to have the Information Statement/Prospectus cleared by the SEC, in each case as soon as reasonably practicable after the date of this Agreement. The parties shall use their respective reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. Each of the parties agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. Each of the parties agrees to notify the other parties promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Information Statement/Prospectus or for additional information and shall supply the other parties with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement or the Information Statement/Prospectus. Notwithstanding the foregoing, prior to filing the Registration Statement or Information Statement/Prospectus (or any respective amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each party (i) shall provide the other parties with a reasonable opportunity to review and comment on such document or response and (ii) shall reasonably consider all comments reasonably proposed by the other party. As promptly as reasonably practicable after the Registration Statement has been declared effective by the SEC and the Information Statement/Prospectus has been cleared by the SEC, IGPAC shall mail the Information Statement/Prospectus to the holders of shares of IGPAC Company Stock.

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(b)          The Company and the Shareholders represent and warrant to IGPAC that the information relating to the Company supplied by the Company for inclusion in the Information Statement/Prospectus will not, as of the date on which the Registration Statement is declared effective or on the date on which the Information Statement/Prospectus is first distributed to the stockholders of IGPAC, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(c)          The Company and the Shareholders shall cooperate with IGPAC and use its reasonable efforts to provide all information reasonably requested by IGPAC in connection with any application or other filing made to maintain or secure listing for trading or quotation of IGPAC’s securities on the Nasdaq Stock Exchange or the OTC BB following the Closing.

5.2          Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of IGPAC (in the case of the Company and the Shareholders) or the Company (in the case of IGPAC), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably delay, withhold or condition approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

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5.3          Required Information. In connection with the preparation of any statement, filing, notice or application made by or on behalf of IGPAC and/or the Company to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, and for such other reasonable purposes, the Company and IGPAC each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.4          Confidentiality; Access to Information.

(a)          Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known without the breach of this Section 5.6 by any party; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be returned to the other all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement.

(b)          Access to Information.

(i)          The Company will afford IGPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as IGPAC may reasonably request. No information or knowledge obtained by IGPAC in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

(ii)         IGPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of IGPAC during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of IGPAC, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

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5.5          Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

5.6          No Securities Transactions. Neither the Company nor the Shareholder or any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of IGPAC prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.7          Disclosure of Certain Matters. Each of IGPAC, the Company and the Shareholder Representative will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that would be reasonably likely to have a Material Adverse Effect on the Company, or (e) would require any amendment or supplement to the Information Statement/Prospectus.

5.8          Access to Financial Information. The Company and the Gaming Promoter will, and will cause its auditors to, (a) continue to provide IGPAC and its advisors full access to all of the financial information used in the preparation of the Financial Statements, the Company Statement and the financial information furnished pursuant to Section 5.10 and (b) cooperate fully with any reviews performed by IGPAC or its advisors of any such financial statements or information.

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5.9          IGPAC Borrowings. Through the Closing, IGPAC shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of IGPAC in due course and repayable at Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of IGPAC’s directors, officers or stockholders.

5.10        Audit and Review Rights. At its expense, upon written notice to the Shareholder Representative at any time prior to the Closing, IGPAC may re-audit the Financial Statements with an auditor of its selection. The Company and its auditors shall reasonably cooperate with IGPAC and its selected auditors to expedite the completion of any audit and/or review that may be made pursuant to this Section 5.14.

Article VI

CONDITIONS TO THE TRANSACTION

6.1          Conditions to Obligations of Each Party. The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          SEC Matters. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and the Information Statement/Prospectus shall have been sent or given to IGPACs’ stockholders and 20 calendar days (or, if required under the rules of the SEC, 20 business days) shall have elapsed thereafter.

(b)          No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions, substantially on the terms contemplated by this Agreement.

6.2          Additional Conditions to Obligations of the Company and the Shareholders. The obligations of the Company and the Shareholders to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and the Shareholder Representative:

(a)          Representations and Warranties. Each representation and warranty of IGPAC contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date in all material respects, with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of IGPAC by an authorized officer of IGPAC (the “IGPAC Closing Certificate”).

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(b)          Agreements and Covenants. IGPAC shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of IGPAC) does not, or will not, constitute a Material Adverse Effect with respect to IGPAC, and IGPAC Closing Certificate shall include a provision to such effect.

(c)          No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of IGPAC Stock to be issued by IGPAC pursuant to this Agreement and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)          Consents. IGPAC shall have obtained all consents, waivers and approvals required to be obtained by IGPAC in connection with the consummation of the transactions contemplated hereby, and IGPAC Closing Certificate shall include a provision to such effect.

(e)          Other Deliveries. At or prior to Closing, IGPAC shall have delivered to the Company (i) copies of resolutions and actions taken by IGPAC’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

6.3          Additional Conditions to the Obligations of IGPAC. The obligations of IGPAC to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by IGPAC:

(a)          Representations and Warranties. Each representation and warranty of the Company and the Shareholder contained in this Agreement that is (1) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date in all material respects, with the same force and effect as if made on the Closing Date. IGPAC shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company and by the Shareholder (the “Company Certificate”).

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(b)          Agreements and Covenants. The Company and the Shareholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company closing certificate (the “Company Closing Certificate”) shall include a provision to such effect.

(c)          No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of IGPAC to own, operate or control any of the assets and operations of the Company following the Closing and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)          Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, and the Company Closing Certificate shall include a provision to such effect.

(e)          Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f)          Governmental Action/Filings; Approvals. All Governmental Action/Filings shall have been taken and made and all Approvals shall have been received that are necessary for consummation of the transactions contemplated by this Agreement and the operation of the businesses of the Company and the Gaming Promoter and shall be in full force and effect. IGPAC shall have received good standing certificates or equivalent documents from the appropriate governmental officers for the Company and the Gaming Promoter dated no more than thirty (30) days prior to the Closing Date.

(g)          Other Deliveries. At or prior to Closing, the Company shall have delivered to IGPAC: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by IGPAC and its counsel in order to consummate the transactions contemplated hereunder.

Article VII

TERMINATION

7.1          Termination. This Agreement may be terminated at any time prior to the Closing:

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(a)          by mutual written agreement of IGPAC and the Shareholder Representative at any time;

(b)          by either IGPAC or the Shareholder if the transactions contemplated by this Agreement shall not have been consummated by December 31, 2012 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of such consummation to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)          by either IGPAC or the Shareholder Representative if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable;

(d)          by the Shareholder Representative, upon a material breach of any representation, warranty, covenant or agreement on the part of IGPAC set forth in this Agreement, or if any representation or warranty of IGPAC shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by IGPAC is curable by IGPAC prior to the Closing Date, then the Shareholder Representative may not terminate this Agreement under this Section 7.1(d) for thirty (30) days after delivery of written notice from the Shareholder to IGPAC of such breach, provided IGPAC continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Shareholder may not terminate this Agreement pursuant to this Section 7.1(d) shall have materially breached this Agreement, or if such breach by IGPAC is cured during such thirty (30) day period); or

(e)          by IGPAC, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or the Shareholders set forth in this Agreement, or if any representation or warranty of the Shareholders or the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Shareholders or the Company prior to the Closing Date, then IGPAC may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from IGPAC to the Shareholder of such breach, provided the Shareholders and the Company continue to exercise commercially reasonable efforts to cure such breach (it being understood that IGPAC may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such breach by the Shareholders or the Company is cured during such thirty (30) day period).

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7.2          Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(d) or Section 7.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the transactions contemplated by this Agreement shall be abandoned, except for and subject to the following: (i) Sections 5.6(a), 7.2 and 7.3 and Article IX shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 7.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Closing to occur on or before the date stated therein.

7.3          Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

Article VIII

DEFINED TERMS; INTERPRETATION

8.1          Defined Terms. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b)          “Business Day” means a day, other than a Saturday or Sunday, on which banks are open for the transaction of business in New York City;

(c)          “Casino” means the Galaxy Casino in Macau.

(d)          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(e)          “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts;

(f)          “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind;

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(g)          “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, prospects or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, or (ii) changes in general national or regional economic conditions; and

(h)          “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(i)          “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

8.2          Other Terms. Other terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Affiliate”	Section 8.1(a)

“Agreement”	Heading

“Approvals”	Section 2.1(a)

“Articles of Merger”	Section 1.2

“BVI BCA”	Recitals

“Certificate of Merger”	Section 1.2

“Charter Documents”	Section 2.1(a)

“Closing”	Section 1.11

“Closing Date”	Section 1.11

“Code”	Section 1.13

“Company”	Heading

“Company Certificate”	Section 6.3(a)

“Company Closing Certificate”	Section 6.3(b)

“Company Contracts”	Section 2.16(a)

“Company Schedule”	Article II Preamble

“Company Stock”	Section 2.3(a)

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“Conversion Ratio”	Section 1.6(a)

“Corporate Records”	Section 2.1(c)

“DGCL”	Recitals

“Dissenter”	Section 1.10

“Dissenting Shares”	Section 1.10

“Effective Time”	Section 1.2

“Exchange Agent”	Section 1.8(a)

“Exchange Fund”	Section 1.8(a)

“Financial Statements”	Section 2.7(a)

“FINRA”	Section 3.8

“Gaming Promoter”	Section 2.2

“Gaming Promotion Agreements”	Section 2.16(a)

“Governmental Action/Filing”	Section 2.18(c)

“Governmental Entity”	Section 1.11(b)

“IGPAC”	Heading

“IGPAC Closing Certificate”	Section 6.2(a)

“IGPAC Common Stock”	Section 1.6(a)

“IGPAC Contracts”	Section 3.5(a)

“IGPAC Convertible Securities”	Section 3.3(b)

“IGPAC SEC Reports”	Section 3.6

“IGPAC Stock”	Section 1.2

“IGPAC Stock Options”	Section 3.3(b)

“IGPAC Stock Rights”	Section 1.6(d)

“IGPAC Warrants”	Section 3.3(b)

“Information Statement/Prospectus”	Section 5.1(a)

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“Merger”	Recitals

“MOA”	Section 1.4

“OTC BB”	Section 3.8

“Person”	Section 9.1(f)

“Personal Property”	Section 2.13(b)

“Registration Statement”	Section 5.2(a)

“SEC”	Section 3.6

“Securities Act”	Section 1.10(a)

“Shareholder”	Heading

“Shareholder Representative”	Section 1.14(a)

“Surviving Corporation”	Section 1.1

“Surviving Corporation Ordinary Shares”	Section 1.6(a)

“Surviving Corporation Stock Rights”	Section 1.6(d)

“Termination Date”	Section 7.1(b)

“U.S. GAAP”	Section 2.7(a)

8.3           Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Article IX

GENERAL PROVISIONS

9.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service providing proof of delivery to the parties at the following addresses or fax numbers (or at such other address for a party as shall be specified by like notice):

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if to IGPAC, to:

Israel Growth Partners Acquisition Corp.

4808 Moorland Lane

Suite 109

Bethesda, MD 20814

Attn: Craig Samuels

with a copy to:

Greenberg Traurig, LLP

1750 Tysons Blvd.

Suite 1200

McLean, VA 22102

Attn: Mark Wishner, Esq.

Telecopier: 703-714-8359

if to the Company or the Shareholders, to:

Francis Lam

Rua de Pequim, No. 202A-246

Macau Finance Centre, 10/F – D, Macau

Telecopier: (853) 28701866

9.2           Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or email attachment to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

9.3           Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof , and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

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9.4           Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5           Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.6           Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Maryland in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon it in any manner authorized by the State of Maryland for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, venue and such process.

9.7           Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.8           Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that IGPAC may assign its rights hereunder to a wholly-owned subsidiary formed for such purpose; provided that no such assignment by IGPAC shall relieve IGPAC of its obligations and liabilities hereunder. Subject to the first sentence of this Section 9.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.9           Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

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9.10         Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

9.11         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.12         Currency. All monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PURCHASER:

ISRAEL GROWTH PARTNERS ACQUISITION CORP.

By:	/s/ Craig Samuels
Name: Craig Samuels
Title: President and Chief Executive Officer

COMPANY:

MACAU RESOURCES GROUP LIMITED.

By:	/s/ Chung Long Jin
Name: Chung Long Jin
Title: Chairman

SHAREHOLDERS:

/s/ Chung Long Jin
Chung Long Jin

/s/ Lam Cheok Va
Lam Cheok Va

/s/ Hsu Chen-Hai
Hsu Chen-Hai

/s/ Shu Qinliang
Shu Qinliang

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Company Schedule

Particulars of the Company

Name of the Company	:	Macau Resources Group Limited

Company number	:	1678091

Date of incorporation	:	28 October 2011

Place of incorporation	:	British Virgin Islands

Address of registered office	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Authorized share capital	:	Unlimited number of ordinary shares, no par value per share, and 1,000,000 shares each of Class A preferred shares, Class B preferred shares, Class C preferred shares, Class D preferred shares and Class E preferred shares, each no par value per share

Issued share capital	:	US $100 (100 ordinary shares at US $1.00 each)

Director(s)	:	Chung Long Jin Lam Cheok Va Hsu Chen-Hai Shu Qinliang Wang Bo

Shareholder(s) (ordinary shares)	:	Name	Number of Share(s)	Percentage of shareholding

		Chung Long Jin	82	82%
		Lam Cheok Va	5	5%
		Hsu Chen-Hai	5	5%
		Shu Qinliang	8	8%

Subsidiary	:	Nil

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Schedule 2.9

Employment Agreements

Name	Position	Annual Salary	Commence Date
Lam Cheok Va	Chief Executive Officer	HK$ 150,000	Effectiveness of merger
Chung Sing Ing	Chief Financial Officer	HK$ 150,000	Effectiveness of merger
Hsu Chen-Hai	Chief Operating Officer	HK$ 150,000	Effectiveness of merger

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SCHEDULE 2.15

Employment Agreements referenced in Schedule 2.9

Junket Promoters Agreement between Galaxy Casino, S.A. and Chung Long Jin

Profits Interest Agreement between Chung Long Jin and Macau Resources Group Limited

Line of Credit Agreement with Galaxy Casino

Loan Agreement and Guaranty between Chung Long Jin and Macau Resources Group

Loan Agreements between Macau Resources Group and Chung Lon Jin, Lam Cheok Va, Hsu Chen-Hai and Shu Qinliang

Partner Program Agreements between Hung Lei VIP Room and various agents for loans secured by deposits

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